Exhibit (a)(5)(D)
TOWERS WATSON ANNOUNCES EXCHANGE RATIO AND MAXIMUM SHARE AMOUNT
NEW YORK June 10, 2010 — Towers Watson (NYSE, NASDAQ: TW) today announced that, in accordance with the terms of the Offer as set forth in its Offer to Exchange, dated May 17, 2010, and related Letter of Transmittal, the Exchange Ratio for the Offer is $43.43, which represents the principal amount of each unsecured subordinated note due March 15, 2012 (a “New Note”, and collectively, the “New Notes”) to be issued in exchange for each share of Class B-1 Common Stock validly tendered and accepted for exchange in the Offer. As previously disclosed, the aggregate principal amount of the New Notes issued in the Offer will not exceed $200,000,000. Based on the foregoing, Towers Watson also announced that the maximum amount of shares of Class B-1 Common Stock sought in the Offer will be 4,605,112, subject to prorating.
The Offer is scheduled to expire at 12:00 midnight, New York City time, on Monday, June 14, 2010. To receive the Offer consideration, holders must validly tender and not withdraw their shares of Class B-1 Common Stock prior to this Expiration Date.
Until the Expiration Date, however, the Company will not know the actual number of shares of Class B-1 Common Stock tendered in the Offer. Towers Watson is providing this information two business days prior to the Expiration Date so that the holders of shares of Class B-1 Common Stock are able to decide whether to tender or withdraw their shares during this period sufficiently prior to the Expiration Date.
Following the Expiration Date, Towers Watson will file a final amendment to the Schedule TO to announce the final results of the Offer.
The Offer is not subject to any minimum condition or stockholder approval. Additional details about the terms, conditions, risk factors, tax considerations and other factors that should be considered in evaluating the Offer are set forth in a Schedule TO, which includes an Offer to Exchange and related materials. Before any holder tenders shares of Class B-1 Common Stock or otherwise makes any decision with respect to the Offer, such holder is urged to read the Schedule TO, including the Offer to Exchange and the related materials in their entirety, and any amendments to such documents, because such materials contain important information. These materials are available free of charge at the SEC’s website — www.sec.gov. In addition, copies of the Offer to Exchange and the related Letter of Transmittal and other documents are available free of charge to holders of the Company’s outstanding shares from the Information Agent at (877) 248-6417.
The Offer is being made solely by means of the above referenced documents. This press release is for informational purposes only and is neither an offer to sell or purchase, nor a solicitation of an offer to buy or sell, any securities of the Company. The New Notes issuable in the Offer have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities law. None of the Company or its affiliates, the Information Agent or any other person or entity is making any recommendation as to whether holders should tender their shares of Class B-1 Common Stock in connection with the Offer.
About Towers Watson
Towers Watson (NYSE, NASDAQ: TW) is a leading global professional services company that helps organizations improve performance through effective people, risk and financial management. The company offers solutions in the areas of employee benefits, talent management, rewards, and risk and capital management. Towers Watson has approximately 14,000 full-time and contract associates around the world and is located on the web at www.towerswatson.com.
Forward-Looking Statements
This press release contains “forward-looking statements”. You can identify these statements and other forward looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other

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comparable terminology. These statements include, but are not limited to, the benefits of the Offer, as well as other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Towers Watson’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events because these statements are based on assumptions that may not come true and are speculative by their nature. Towers Watson undertakes no obligation to update any of the forward-looking information included in this document, whether as a result of new information, future events, changed expectations or otherwise.

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